Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281235

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated August 21, 2024

AEYE, INC.

Up to 25,000,000 Shares of Common Stock

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This prospectus supplement (this “Supplement”) supplements the prospectus dated August 21, 2024 (as may be supplemented from time to time, the “Prospectus”), which is part of a registration statement on Form S-1 (File No. 333-281235) relating to the offer and resale of up to 25,000,000 shares of common stock of AEye, Inc. (the “Common Stock”) by New Circle Principal Investments LLC, a Delaware limited liability company (the “Selling Stockholder” or “New Circle”). The shares of Common Stock being offered by New Circle have been and may be issued pursuant to the share purchase agreement dated July 25, 2024 that we entered into with New Circle (the “Purchase Agreement”). The shares registered for resale also include 225,563 shares of Common Stock that we issued to New Circle as consideration for its commitment to purchase our Common Stock pursuant to the Purchase Agreement (the “Commitment Shares”). We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of our Common Stock by New Circle. However, we may receive up to $50 million in aggregate gross proceeds from sales of our Common Stock to New Circle that we may make under the Purchase Agreement from time to time after the date of the Prospectus. See the sections entitled “The New Circle Transaction” in the Prospectus for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholder” in the Prospectus for additional information regarding New Circle.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Form 8-K filed with the Securities and Exchange Commission on September 3, 2024.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our registration of the securities covered by this prospectus does not mean that New Circle will offer or sell any of the Common Stock. Subject to the terms of the Purchase Agreement, New Circle may sell the shares of our Common Stock included in the Prospectus in a number of different ways and at varying prices. We provide more information about how New Circle may sell the shares in the section in the Prospectus entitled “Plan of Distribution.” New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any profits on the sales of our Common Stock by New Circle and any discounts, commissions or concessions received by New Circle may be deemed to be underwriting discounts and commissions under the Securities Act.

New Circle will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Common Stock by New Circle pursuant to the Prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in the Prospectus by New Circle, including legal and accounting fees. See “Plan of Distribution” in the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR”. On August 30, 2024, the closing price of our Common Stock was $1.25 per share.

Our business and investment in our Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement is September 3, 2024.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2024

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4670 Willow Road, Suite 125, Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

The information contained below in Item 2.04 is hereby incorporated by reference into this Item 1.02.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In or about July of 2024, and as part of continuing corporatewide cost reduction efforts, which have resulted in an overall headcount reduction of approximately two-thirds and a corresponding decrease in footprint requirements, AEye Technologies, Inc. (“AEye Tech”) (formerly known as AEye, Inc. and a wholly owned subsidiary of AEye, Inc. (the “Registrant”) (formerly known as CF Finance Acquisition Corp. III)) made the decision to (1) surrender possession of the premises as described in that certain Office Lease dated April 26, 2019 (the “Lease”), entered into by and between the predecessor-in-interest to IGEP Park Place, LLC, as landlord (the “Landlord”) and AEye Tech, as tenant, and (2) not pay the rent due under the Lease thereafter. A copy of the Lease was filed as Exhibit 10.8 to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on May 13, 2021. The Registrant subsequently leased a suitable new facility located in nearby Pleasanton, California, which is expected to result in a meaningful reduction in expenses.

In connection with the foregoing, on August 28, 2024, AEye Tech was purported to be served with a complaint that was filed in the Superior Court of California for the County of Alameda on August 26, 2024 (the “Complaint”) that (1) alleges AEye Tech is in breach of the Lease because of, among other things, AEye Tech’s failure to pay rent as required by the Lease and (2) provides notice to AEye Tech that the Lease had been terminated by the Landlord effective as of August 23, 2024. Although the Complaint does not quantify the damages sought thereunder, it references a claim by the Landlord that AEye Tech’s exposure under the Lease could be up to $8.5 million. AEye Tech disputes that the total damages claimed by the Landlord equal such amount.

AEye Tech has approached the Landlord in an effort to come to a mutually agreeable resolution to the dispute. However, no assurance can be given that AEye Tech and the Landlord will reach a resolution on a timely basis, on favorable terms, or at all. If AEye Tech and the Landlord are unable to resolve the purported default under the Lease and the Registrant is subsequently found liable for the amounts claimed by the Landlord that are allegedly owed to it by AEye Tech, it could have a material adverse effect on the Registrant’s liquidity, financial condition, and results of operations.

Forward-Looking Statements

Certain statements included in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the safe harbor provisions under the U. S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “continue,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “predict,” “plan,” “may,” “should,” “will,” “would,” “potential,” “seem,” “seek,” “outlook,” and similar expressions that predict or indicate future events or trends, or that are not statements of historical matters. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward looking statements included in this Current Report on Form 8-K include statements about the expected impact of the Registrant's new lease on its expenses, the settlement negotiations between AEye Tech and the Landlord, and the ultimate resolution of the purported default under the Lease, among others. These statements are based on various assumptions, whether or not identified in this Current Report on Form 8-K. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are very difficult or impossible to predict and will differ from the assumptions. Many actual events and circumstances are beyond the control of the Registrant. Many factors could cause actual future events to differ from the forward-looking statements in this Current Report on Form 8-K, including but not limited to risks and uncertainties described in the “Risk Factors” section of the Quarterly Report on Form 10-Q that the Registrant filed with the U.S. Securities and Exchange Commission (the “SEC”) and other documents filed by the Registrant or that will be filed by the Registrant from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made.

Readers are cautioned not to put undue reliance on forward-looking statements; the Registrant assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Registrant gives no assurance that it will achieve any of its expectations.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: September 3, 2024
	By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary